Exhibit 10.2

Carnival plc 2005 Employee Share Plan
(the Plan)
Form of Executive Restricted Share Unit Award Certificate – Conditional Right to Receive
This is to certify that the Compensation Committee of the Board of Carnival plc (the Company) has on [DATE] granted to you, [NAME], an award of [NUMBER] Restricted Share Units (the Award) pursuant to rule 9.1 of the Plan. The detailed terms governing the Award are set out below and in the rules of the Plan which are legally binding and are deemed to be incorporated in this Restricted Share Unit Award Certificate, including any special terms and conditions in the appendices attached hereto (together, the Agreement). In the event of any inconsistency, the rules of the Plan shall take precedence. Terms defined in the rules of the Plan have the same meaning in this Agreement.
YOU WILL BE DEEMED TO HAVE ACCEPTED THE TERMS AND CONDITIONS OF THIS AGREEMENT IF YOU DO NOT OBJECT IN WRITING WITHIN TEN (10) DAYS FOLLOWING DELIVERY OF THIS CERTIFICATE.
Nature of Award
Each Restricted Share Unit comprised in your Award is equivalent to a hypothetical investment in one ordinary share of $1.66 each in the capital of the Company (a Share). Your Award is in the form of a conditional allocation of Shares that will be of no effect until expiry of the Restricted Period and attainment of certain vesting criteria.
You will have no beneficial interest in any Shares during the Restricted Period.
Restricted Period and Effect of Termination of Employment
Your Award is subject to a Restricted Period. In this case, the Restricted Period commenced on the Date of Grant of the Award and expires on the third anniversary of that date.
Generally, your Award will be forfeited automatically on you ceasing to be an employee of the plc Group (whether lawfully or unlawfully) before the expiry of the Restricted Period. However, upon the termination of your employment with the Combined Group or an Affiliate due to death, disability or Retirement, the Award shall be released according to the following, unless and until you engage in competition in violation of the Competition and Nondisclosure provisions below:
(a)    In the event you terminate by reason of death or disability, the Restricted Period shall lapse on the date of your death or disability.
(b)    In the event you terminate by reason of Retirement, the restrictions shall lapse in accordance with the rules of the Plan.
(c)    In the event you voluntarily terminate employment as a direct result of you being diagnosed with a terminal medical condition, the Restricted Period shall lapse on the earlier of your death or the third anniversary of the Date of Grant.
(d)    In the event a member of the Combined Group or an Affiliate terminates your employment with such company for a reason other than for Cause, as defined in the Plan, the Restricted Period shall lapse on the third anniversary of the Date of Grant.
Notwithstanding anything herein to the contrary, but subject to the above, no release of the Award shall be made, and all rights to this Award shall be forfeited, if any of the following events shall occur:
(a)    Your employment with the Combined Group or an Affiliate is terminated for Cause. For purposes of this Agreement, “Cause” shall be defined set forth in the Plan;
(b)    You voluntarily terminate employment with the Combined Group or an Affiliate prior to Retirement unless such voluntary termination is directly related to death, disability or you being diagnosed with a terminal medical condition;

(c)    You engage in competition, as more particularly described below, either (i) during the term of your employment with the Combined Group or an Affiliate; (ii) following your voluntary termination of employment with the Combined Group or an Affiliate; or (iii) following the employing company’s termination of your employment for any reason; or
(d)    You violate the nondisclosure provisions set forth below.
Release of Award
Following expiration of the Restricted Period and attainment of the vesting criteria set out in the Vesting Schedule contained in Appendix A to this Agreement, the Company shall procure the delivery to you of one Share for each Restricted Share Unit which has vested, save where the release of the Award would be prohibited by law, the Model Code for Securities Transactions by Directors of Listed Companies or the Company’s dealing rules, in which case the period during which the Award shall be released will be extended by an additional period equal to the length of the period of prohibition and the Award shall not be released until the expiry of such additional period. This Award may only be settled in Shares.
Dividends
The Compensation Committee has determined that on each occasion on which a dividend is paid in respect of one Share, a notional amount of cash and shares equal to the cash and share dividend paid in respect of one Share will be credited to each Restricted Share Unit comprised in your Award (the Dividend Equivalents). Dividend Equivalents will be withheld by the Company for your account and will be distributed to you in the form of additional Shares on settlement of your Award. If your Award is forfeited, you will have no entitlement to such Dividend Equivalents.
Taxation
You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the Employer), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (Tax-Related Items), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any Dividend Equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (iii) withholding in Shares to be issued upon settlement of the Award.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
Nature of Grant
In accepting the grant, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of your Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted in the past;
(c)    all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(d)    the Award grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer, or any member of the Combined Group and its Affiliates and shall not interfere with the ability of the Company, the Employer or any member of the Combined Group and its Affiliates, as applicable, to terminate your employment or service relationship (if any);
(e)    you are voluntarily participating in the Plan;
(f)    the Award and the Shares subject to the Award are not intended to replace any pension rights or compensation;
(g)    the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer, or any member of the Combined Group and its Affiliates, waive your ability, if any, to bring any such claim, and release the Company, the Employer, and any member of the Combined Group and its Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j)    unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(k)    neither the Company, the Employer or any member of the Combined Group or its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the British Pound Sterling that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.
No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award grant materials (Data) by and among, as applicable, the Employer, the Company and any member of the Combined Group or its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to UBS AG, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Global Human Resources Department. You authorize the Company, UBS AG and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Global Human Resources Department. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Restricted Share Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Global Human Resources Department.
Competition
The services you provide are unique, extraordinary and essential to the business of the Combined Group or its Affiliates, particularly in view of your access to the Combined Group or its Affiliates’ confidential information and trade secrets. Accordingly, in consideration of the Award, you agree that you will not, without the prior written approval of the Board of Directors, at anytime during the term of your employment with the Combined Group or its Affiliates and (except as provided below) for the then remaining duration of the Restricted Period, if any, following the date on which your employment with the Combined Group or its Affiliates terminates, directly or indirectly, within the cruise industry wherever located, engage in any business activity directly or indirectly competitive with the business of the Combined Group or its Affiliates, or serve as an officer, director, owner, consultant, or employee of any organization then in competition with the Combined Group or its Affiliates. In addition, you agree that during such restricted period following your employment with the Combined Group or its Affiliates, you will not solicit, either directly or indirectly, any employee of the Combined Group or its Affiliates, its subsidiaries or division, who was such at the time of your separation from employment hereunder. In the event that this provision should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

Nondisclosure
You expressly agree and understand that the Combined Group or its Affiliates own and/or control information and material which is not generally available to third parties and which Combined Group or its Affiliates consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the Confidential Information). You acknowledge that each element of the Confidential Information constitutes a unique and valuable asset of Combined Group or its Affiliates, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to Combined Group or its Affiliates and its officers and agents other than in the ordinary course of business. You acknowledge that disclosure of Combined Group or its Affiliates’ Confidential Information to and/or use by anyone other than in Combined Group or its Affiliates’ ordinary course of business would result in irreparable and continuing damage to Combined Group or its Affiliates. Accordingly, you agree to hold the Confidential Information in the strictest secrecy, and covenant that, during the term of your employment with Combined Group or its Affiliates (or any member of the Combined Group or its Affiliates) or at any time thereafter, you will not, without the prior written consent of the Board of Directors, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting your duties for Combined Group or its Affiliates in the ordinary course of business. You agree to keep all such records in connection with your employment as Combined Group or its Affiliates may direct, and all such records shall be the sole and absolute property of Combined Group or its Affiliates. You further agree that, within five (5) days of Combined Group or its Affiliates’ request, you shall surrender to Combined Group or its Affiliates any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to Combined Group or its Affiliates’ business or any Confidential Information.
Forfeiture

If the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding incentive compensation awards, then such clawback or forfeiture provision shall also apply to any such outstanding award, which may include this Award, as if it had been included on the Date of Grant hereof and the Company shall notify you of such additional provision.

General
The Award is not transferable otherwise than in the limited circumstances specified in rule 11 of the Plan.
Compliance with Law
Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Award prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (SEC) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

Insider Trading/Market Abuse Laws
Your country of residence may have insider trading and/or market abuse laws which may affect your ability to acquire or sell Shares under the Plan during such times you are considered to have “inside information” (as defined in the laws in your country). These laws may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you are advised to speak to your personal advisor on this matter.
Governing Law
The Award grant and the provisions of this Agreement are governed by, and subject to, the laws of England. All disputes arising out of or in connection with the rules shall be subject to the exclusive jurisdiction of the courts of England and Wales.
Language
If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Severability
If any provision of the Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
Appendix
Notwithstanding any provisions in this Agreement, the Award shall be subject to the additional terms and conditions set forth in Appendix A to this Agreement and to any special terms and provisions as set forth in Appendix B for your country, if any. Moreover, if you relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendices A and B constitute part of this Agreement.
Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
This Agreement is notice of your Award under the Plan and should be kept in a safe place.

EXECUTED AND DELIVERED     )
AS A DEED BY CARNIVAL PLC)
ACTING BY A DIRECTOR)
AND A DIRECTOR)
OR THE SECRETARY)

/s/ Arnold W. Donald         /s/ Arnaldo Perez
Arnold W. Donald, Director     Arnaldo Perez, Secretary

APPENDIX A
VESTING SCHEDULE

Your Award is subject to a Restricted Period. In this case the Restricted Period commenced on the Date of Grant of the Award and expires on the third anniversary of that date. Vesting of the Award is subject to your being employed by the Combined Group or an Affiliate through the Restricted Period.

APPENDIX B
Country Specific Information

TERMS AND CONDITIONS
This Appendix B includes additional terms and conditions that govern the Award granted to you if you reside in one of the countries listed herein. This Appendix B forms part of the Agreement. These terms and conditions are in addition to, or if so indicated, in place of, the terms and conditions in the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently working, are considered a resident of another country for local law purposes or transfer employment and/or residency between countries after the Date of Grant, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to you under these circumstances.
NOTIFICATIONS
This Appendix B also includes information regarding exchange controls, securities laws and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities laws and other laws in effect in the respective countries as of December [YEAR]. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the Award or when you sell the Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a resident of another country for local law purposes or transfer employment and/or residency between countries after the Date of Grant, the information contained herein may not be applicable in the same manner to you.
Capitalized terms not explicitly defined in this Appendix B but defined in the Agreement or Plan shall have the same definitions as in the Plan and/or the Agreement.
[Country Specific Terms]